Exhibit 5
Exhibit 23.1



                                               September 24, 2001

Protection One, Inc.
818 S. Kansas Avenue
Topeka, Kansas 66612

Dear Sirs:

    In connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Registration Statement") for the purpose of registering 1,000,000 shares of Protection One, Inc. (the "Company") common stock, par value $.01 (the "Common Stock") to be issued under the Protection One, Inc. Employee Stock Purchase Plan (the "Plan"), I have examined the Restated Articles of Incorporation and Bylaws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of my opinion expressed herein. In the foregoing examination, I have assumed the geniuneness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals.

    Based upon and subject to the foregoing, it is my opinion that the Common Stock, when issued, delivered and paid for in accordance with the terms of the Plan, will be legally issued, validly outstanding, fully paid, and non assessable.

    I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement constituting a part thereof.

                                               Very truly yours,



                                               /S/ RICHARD D. TERRILL
                                               Richard D. Terrill, Esq.